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SHAREHOLDER VOTING AGREEMENT

This Shareholder Voting Agreement (this “Agreement”) is made as of May 19, 2025 by and among Ronald Miller, a Wyoming resident (the “Controlling Shareholder”) and Evan Bloomberg, a California resident (the “Target Shareholder;” collectively, the Controlling Shareholder and the Target Shareholder are referred to as the “Shareholders”).

RECITALS

WHEREAS, Discount Print USA, Inc. (the “Corporation”) and the Target Shareholder entered into that certain Agreement and Plan of Merger dated May 19, 2025 (the “Merger Agreement”), pursuant to which the Corporation acquired Jubilee Technologies, LLC, a Wyoming limited liability company (“Jubilee”), an entity owned and controlled by the Target Shareholder in exchange for various forms of consideration, including but not necessarily limited to, shares of Common Stock.

WHEREAS, upon Closing, the Controlling Shareholder will own one hundred percent (100%) of the shares of Series A Preferred Stock that have been issued by the Corporation as of the date thereof.

WHEREAS, in order to promote their mutual interests and the interests of the Corporation, to ensure continuity and stability in the management and policies of the Corporation, and to provide an incentive for the Target Shareholder and Controlling Shareholder to use their best efforts in performing duties on behalf of the Corporation, the Controlling Shareholder wants to provide the Target Shareholder with certain contractual rights with regard to the election of members of the Board as set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual agreements set forth in this Agreement, and subject to the terms and, conditions stated herein, the Shareholders hereby agree as follows:

AGREEMENTS

1.Definitions. For the purposes of this Agreement, the following terms have the meanings specified in this Section 0:

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies or actions of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Board” means the board of directors of the Corporation.

“Capital Stock” means the capital stock of the Corporation, including, without limitation, any and all classes of common stock and preferred stock (including the Series A Preferred Stock and the Series B Preferred Stock).

“Cause” means the conviction of a director of a felony which makes it legally impermissible for such director to serve on the Board.

“Closing” has the meaning set forth in the Merger Agreement.

“Corporation” has the meaning set forth in the Recitals hereto.

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“Merger Agreement” has the meaning set forth in the Recitals hereto.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, unincorporated organization, trust, association or other entity.

“Series A Preferred Stock” means the Series A Preferred Stock of the Corporation.

“Series B Preferred Stock” means the Series B Preferred Stock of the Corporation.

2.Composition of the Board.

2.1.The Shareholders agree that for the duration of this Agreement, the Board shall consist of two (2) directors, to be nominated in accordance with the following:

(a)one (1) directors on the Board shall be nominated by the Target Shareholder; and

(b)one (1) directors on the Board shall be nominated by the Controlling Shareholder.

2.2.The Shareholders agree that the initial Board subsequent to Closing shall consist of the following two (2) directors:

(a)Ronald Miller (deemed to be nominated by the Controlling Shareholder); and

(b)Evan Bloomberg (deemed to be nominated by the Target Shareholder).

2.3.[Reserved].

2.4.In the event that a vacancy is created on the Board at any time due to death, disability, retirement, resignation or removal of a director pursuant hereto, the Shareholders that nominated such departed director pursuant to Sections 0 or 0 hereof (as the case may be) shall have the right to nominate a replacement director to be elected to the Board.

2.5.For the duration of this Agreement, the Controlling Shareholder agrees and undertakes that he will, at all elections of directors to the Board (whether conducted at meetings of the shareholders of the Corporation or via written resolutions of the shareholders of the Corporation in lieu of meetings thereof), vote the shares of Capital Stock held by him, or which he has the power to exercise such voting rights on (either through Affiliates of such Controlling Shareholder or via any voting proxies issued in favor of such Controlling Shareholder), in such a manner that results in the election of the directors duly chosen by the Shareholders pursuant to their rights under Sections 0 through 0 hereof.

2.6.The Controlling Shareholder shall not, at any time during the term of this Agreement, vote shares of Capital Stock that are held by him, or which he has the power to exercise such voting rights on (either through Affiliates of such Controlling Shareholder or via any voting proxies issued in favor of such Controlling Shareholder) in favor of removal of a director nominated by the Target Shareholder from the Board without Cause; provided that the Controlling Shareholder will vote the shares of Capital Stock held by him, or which he has the power to exercise such voting rights on (either through Affiliates of such Controlling Shareholder or via any voting proxies issued in favor of such Controlling Shareholder) in favor of the removal of a director nominated by the Target Shareholder without cause at the request of the Target Shareholder (in which case, if the director to be removed in such instance is one of the Target Shareholder himself/herself, such Target Shareholder’s request for removal shall not be required).

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3.Reserved Matters.

3.1.The Shareholders agree that for the duration of this Agreement, the Corporation shall not take, nor shall the Board approve of, any of the following actions unless at least two-thirds (2/3) of the directors agree:

(a)the acquisition by the Corporation of any subsidiary or a controlling interest in another company or entity;

(b)the appointment and/or removal of the Corporation’s officers;

(c)the appointment and/or removal of any member of the boards of directors of Jubilee;

(d)the liquidation of the Corporation or the winding up of its business;

(e)the amendment of the Corporation’s or a Jubilee’s bylaws or articles of incorporation (or the jurisdictional equivalents thereof);

(f)changing the number of directors on the Board;

(g)amendment to the certificate of designation for any class of Capital Stock, or any other documents pertaining to the terms, conditions and rights related to any class of Capital Stock;

(h)the authorization or issuance of any new classes of Capital Stock or any other securities of the Corporation;

(i)the issuance of any Series A Preferred Stock to any Person other than the Controlling Shareholder;

(j)entry by the Corporation into any agreement to undertake any of the foregoing.

3.2.The Shareholders hereby undertake not to take any action, and shall procure that the directors nominated by them pursuant hereto do not take any action, to cause the Corporation to take any action in furtherance of any of the matters listed in Section 0 unless the matter has been approved of (either in writing or pursuant to a duly convened meeting of the Board in accordance with the Corporation’s bylaws) by a sufficient number of directors to satisfy the requirements of Section 0.

4.Term.

4.1.This Agreement shall be effective as of the Closing and shall remain in full force and effect until terminated by the Shareholders pursuant to the written agreement of each Shareholder.

4.2.Notwithstanding Section 0, the rights and obligations of a Shareholder under this Agreement will terminate when such Shareholder no longer owns any Capital Stock (either directly or through any Affiliates of such Shareholder).

5.Transfer and Conversion Restrictions.

For the duration of this Agreement, the Controlling Shareholder hereby covenants and agrees not to transfer or convert any of their shares of Series A Preferred Stock without the written approval of all of the Target Shareholder.

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6.Termination/Recission. Notwithstanding anything to the contrary contained in this Agreement or any related documents, the parties agree that if, at any time following the Closing Date, Target Shareholder is removed, resigns under duress, or is otherwise no longer serving as a member of the Board of Directors of the Corporation for any reason whatsoever, whether voluntary or involuntary, then the Merger Agreement and the transactions contemplated thereby shall be deemed rescinded and unwound, effective as of the date of such removal or cessation of service. Upon such rescission, all assets, securities, consideration, and obligations transferred pursuant to this Agreement shall be promptly returned to the respective parties, and the parties shall cooperate in good faith to effectuate such return and restore the parties to their respective positions as they existed immediately prior to the Closing. Each party agrees to take all actions necessary or reasonably requested by the other party to give effect to the intent of this provision.

7.Miscellaneous.

7.1.The provisions of this Agreement are binding upon and shall inure to the benefit of the heirs, personal representatives, successors, and permitted assigns of the Shareholders.

7.2.The Controlling Shareholder shall not assign any of his rights, interests or obligations under this Agreement without the prior written consent of the Target Shareholder.  The Target Shareholder shall not assign any of his rights, interests or obligations under this Agreement without the prior written consent of the Controlling Shareholder.

7.3.The Shareholders declare that it is impossible to measure in money the damages that will accrue if any of the Shareholders or the successors or permitted assigns of one of them should fail to perform any of the obligations contained in this Agreement. Therefore, the terms and provisions of this Agreement may be specifically enforced in equity, and all Shareholders waive any claim to the defense that the remedy at law is adequate for a breach of any of the terms and provisions of this Agreement.

7.4.No supplement, modification, or amendment of this Agreement will be binding unless all the Shareholders have agreed it to in writing.

7.5.Any notice or other communication required or permitted to be given under this Agreement must be in writing and will be deemed to have been sufficiently given or made either upon delivery when personally delivered or three (3) days after the date of mailing if mailed by certified mail, return receipt requested, to the address of a Shareholder shown in the records of the Corporation unless the Shareholder acknowledges receipt prior to that time. The address of a Shareholder to which notices or other communications must be mailed may be changed from time to time by giving written notice to the other Shareholders.

7.6.In the event of a breach of this Agreement, the breaching Shareholder must reimburse the non-breaching Shareholders for all costs and expenses reasonably incurred in connection with the breach, including attorneys' fees. If a suit or action is filed to enforce this Agreement or with respect to this Agreement, the prevailing Shareholder or Shareholders must be reimbursed by the breaching Shareholder or Shareholders for all costs and expenses incurred in connection with the suit or action, including reasonable attorneys’ fees at the trial level and on appeal.

7.7.No waiver of any provision of this Agreement will constitute or may be deemed to be a waiver of any other provision, whether or not similar, and no waiver will constitute a continuing waiver. A waiver will be binding only if expressed in writing by the Shareholder making the waiver.

7.8.This Agreement will be governed by and construed in accordance with the laws of the State of Wyoming.

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7.9.This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.10.The headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7.11.This Agreement constitutes the entire agreement between the Shareholders pertaining to the subject matter hereof, and any and all other written or oral agreements existing between the Shareholders are expressly canceled.

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IN WITNESS WHEREOF, the Shareholders have executed this Agreement as of the date first above written.

THE CONTROLLING SHAREHOLDER

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Ronald Miller

THE TARGET SHAREHOLDER

__________________________

Evan Bloomberg